Exhibit 99.1

Hyperion DeFi Commences Share Buybacks, Retires All Legacy Debt, and Commits to Further Capital Optimization

DALLAS, October 2, 2026 (GLOBE NEWSWIRE) -- Hyperion DeFi, Inc. (NASDAQ: HYPD) (“Hyperion DeFi” or the “Company”), today announced it has repurchased 240,124 HYPD common shares at a weighted average price of $3.21* per share and retired its legacy debt of approximately $8.6 million, as it continues its efforts to optimize its capital structure for the benefit of common stockholders.

“We have continued to execute on the promises we’ve made to investors,” said Hyunsu Jung, Chief Executive Officer of Hyperion DeFi. “The month of September was very exciting for us, having raised guidance, commencing share buybacks, paid down legacy debt, and announced multiple new businesses. We are grateful for Avenue Capital’s long-term support of the Company in its transformation away from Eyenovia, our legacy biotech brand. With the debt fully repaid, we now have more operational flexibility to scale our onchain DeFi businesses, as well as more flexibility to improve our capital structure for the benefit of HYPD common stockholders.”

The Company repaid all outstanding principal and interest due under a loan agreement with Avenue Capital. The debt paydown was partially funded by HYPE token sales. Following the payoff of the loan, the Company had no long-term debt outstanding. As of September 30, 2026, the Company had approximately 15,442,482 outstanding HYPD common shares, held $14.5 million in cash, cash equivalents, and stablecoins and owned 1.85 million Gross HYPE tokens.

*Gross price, without including costs and fees.

About the Hyperliquid Platform and the HYPE Token

Hyperliquid is a next-generation layer one blockchain optimized for high frequency, transparent trading. The blockchain includes fully onchain perpetual futures and spot order books, with every order, cancel, trade, and liquidation occurring within 70 millisecond block times. It also hosts the HyperEVM, a general-purpose smart contract platform that supports permissionless decentralized financial applications akin to Ethereum.

HYPE is the native token of Hyperliquid. Staked HYPE provides utility for users via reduced trading fees and increased referral bonuses. As of September 30, 2026, over 47 million HYPE have been autonomously purchased and sequestered by the blockchain with the trading fees generated on the network’s central limit order books.

About Hyperion DeFi, Inc.

Hyperion DeFi, Inc. is the first U.S. publicly listed DeFi company building on Hyperliquid. The Company provides investors with streamlined access to the Hyperliquid ecosystem, one of the fastest growing, highest revenue-generating blockchains in the world. Shareholders benefit from compounding exposure to HYPE, both from its native staking yield and additional revenues generated from its unique onchain utility.

For more information, please visit Hyperiondefi.com or follow @hyperiondefi on X.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements, our expected capital structure optimization, our ability to scale our onchain DeFi businesses, our future activities or other future events or conditions, including the viability of, and risks associated with, our cryptocurrency treasury strategy, the growth and revenue potential of the Hyperliquid ecosystem and the growth prospects of the Company. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as updated from time to time in subsequent documents which we file with the U.S. Securities and Exchange Commission.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Hyperion DeFi does not undertake any obligation to update any forward-looking statements.

Hyperion DeFi, Inc. Investor Contact:

Jason Assad
Hyperion DeFi, Inc.
IR@hyperiondefi.com
(678) 570-6791